MANAGEMENT AGREEMENT

Exhibit 1

Amendment Dated:  May 12, 2008

Percentage of Average

Fund

Daily Net Assets

Catalyst Value Fund

1.25%

Catalyst OPTI-flex Fund

0.75%

Catalyst High Income Fund

1.00%

Catalyst Total return Income Fund

1.00%

Catalyst Rising Dividend Income Fund

1.00%

Catalyst Funds

By:

/s/ Christopher Anci

Print Name:

Christopher Anci

Title:

President

Catalyst Capital Advisors LLC

By:

/s/ Jerry Szilagyi

Print Name:

Jerry Szilagyi

Title:

CEO